Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-105851 of Hughes Electronics Corporation on Form S-4 and Amendment No. 1 to Registration Statement No. 333-105853 of The News Corporation Limited on Form F-4 of:

(1)	our report dated January 16, 2003 (March 12, 2003, as to Note 26) appearing on page II-20 of the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2002 and,

(2)	our report dated January 15, 2003 (March 6, 2003 as to Note 22; July 22, 2003 as to the reclassification of DIRECTV Broadband as a discontinued operation and the reclassification of segment information as described in Note 1, Note 2 and Note 18) appearing in Hughes’ Current Report on Form 8-K dated July 24, 2003.

      These reports express unqualified opinions and include explanatory paragraphs relating to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as described in Notes 1 and 3, respectively.

      We also consent to the references to us under the headings “Summary— Selected Historical and Pro Forma Financial Data— GM Selected Historical Financial Data”, “Summary— Selected Historical and Pro Forma Financial Data— Hughes Selected Historical Financial Data”, and “Experts” in the Prospectus of Hughes Electronics Corporation and the Prospectus of The News Corporation Limited, which are part of the Registration Statements.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan

July 24, 2003